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                                                                      Exhibit 11

                          Concentra Managed Care, Inc.
 Calculation of Shares Used in Determining Basic and Diluted Earnings Per Share

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                             -------------------------
                                                                 1997          1998
                                                             -----------   -----------
                                                               RESTATED
Basic Earnings per Share:
Pro forma net income available to shareholders (1)           $ 7,080,000   $   847,000
                                                             -----------   -----------
                                                             -----------   -----------

Weighted average common shares outstanding                    42,383,000    44,939,000
                                                             -----------   -----------
                                                             -----------   -----------

Basic earnings per share                                     $      0.17   $      0.02
                                                             -----------   -----------
                                                             -----------   -----------

Diluted Earnings per Share:
Pro forma net income available to shareholders (1)           $ 7,080,000   $   847,000
  Interest on common stock equivalents, net of tax                77,000        52,000
                                                             -----------   -----------
Diluted pro forma net income                                 $ 7,157,000   $   899,000
                                                             -----------   -----------
                                                             -----------   -----------

Weighted average common shares outstanding                    42,383,000    44,939,000
  Diluted options, warrants and notes payable                  1,204,000     1,469,000
  Diluted convertible notes                                    2,722,000     1,361,000
                                                             -----------   -----------
Weighted average common shares and equivalents outstanding    46,309,000    47,769,000
                                                             -----------   -----------
                                                             -----------   -----------

Diluted earnings per share                                   $      0.15   $      0.02
                                                             -----------   -----------
                                                             -----------   -----------

(1) Earnings per share for the three months ended March 31, 1997 has been calculated as if the acquisition of PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its acquisition, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.

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